LIMITED POWER OF ATTORNEY

       For Managing Form ID and Executing Forms 3, 4 and 5

I hereby authorize and designate (i) Anat Hakim, Lilly Corporate Center, Indianapolis, Indiana, (ii) Christopher Anderson, Lilly Corporate Center, Indianapolis, Indiana and (iii) Jonathan Groff, Lilly Corporate Center, Indianapolis, Indiana, each signing severally and not jointly, with full power of substitution, to take the following actions on my behalf covering my transactions and holdings in the common stock and other equity securities of Eli Lilly and Company as required by Section 16 of the Securities Exchange Act of 1934 and the rules thereunder (collectively, "Securities Laws"):

1.    As applicable, prepare, execute in my name and on my behalf, and submit to the United States Securities and Exchange Commission (the "SEC") a Form ID, Uniform Application for Access Codes to File on EDGAR and any other documents necessary or appropriate to obtain or maintain codes and passwords enabling me to make electronic filings with the SEC of reports required by the Securities Laws; and

2.    Sign and file with the SEC on my behalf Forms 3, 4 and 5 (including any amendments thereto.)

The undersigned hereby agrees that each such attorney-in-fact may rely entirely on information furnished orally or in writing by or at my direction to the attorney-in-fact.

This authorization and designation shall remain in effect until a written revocation is signed by me and provided to Eli Lilly and Company and the attorneys-in-fact listed above.

IN WITNESS WHEREOF, the undersigned has caused this Limited Power of Attorney to be executed as of the date written below.

Date: May 2, 2022

/s/ Mary Lynne Hedley
Mary Lynne Hedley